pebblebrook HOTEL TRUST

argonaut hotel
san francisco, california

Property Information:

Acquisition Price:	$84.0M ($333K per room)
Location:	Fisherman's Wharf, San Francisco, CA
Acquired:	February 16, 2011
Rooms:	252
Type:	Upper-Upscale, Full-Service
Built:	1907
Converted to a Hotel:	2003

Historic Performance and Valuation:

Estimated Discount to Replacement Cost:	25%
2010 Occupancy	87%
2010 ADR:	$185
Forward 12-Month Cap Rate (Projected EBITDA)[1]:	6.1% - 6.7%
Forward 12-Month Cap Rate (Projected NOI)[1]:	5.0% - 5.6%

[1] Based on previously disclosed forecasted net operating income after capital reserves ("NOI") and previously disclosed forecasted hotel earnings before interest, taxes, depreciation and amortization ("EBITDA")

Property Amenities:

- 252 guest rooms with views of the Golden Gate Bridge, Alcatraz Island, San Francisco Bay and the Transamerica Pyramid building
- Over 8,000 SF of meeting space, including the 4,200 SF Golden Gate Ballroom and the 1,800 SF Maritime Room
- Blue Mermaid Chowder House and Bar – a three-meal-a-day restaurant featuring fresh seafood fare
- In-room dining
- Fitness center
- Full-service business center
- Retail outlets at the hotel: Starbucks, Ben & Jerry's Homemade Ice Cream, Blazing Saddles Bike Rentals and Tours and Winery Collective Tasting Room



(Lobby)



(Guest Room)

Market Highlights:

Market Overview:

- Fisherman's Wharf is one of the most prominent tourist destinations in the US with numerous attractions, entertainment, dining and shopping
- Proven history of double-digit RevPAR growth in recovery cycles
- The Nob Hill / Fisherman's Wharf sub-market had a compounded annual supply decline of (0.2%) over the last 10 years
- San Francisco is the fifth most populous region in the nation and the second most populous in California
- Highly educated population with array of top-tier educational institutions including Stanford University, San Francisco and UC Berkeley
- Excellent transportation infrastructure, with three international airports, a modern network of highways and an efficient public transportation system



(Exterior)



(Guest Room)

Demand Generators:

- Tourism: Fisherman's Wharf
  - *Ghirardelli Square* - *Alcatraz Island*
  - *Anchorage Square* - *PIER 39*
  - *Maritime National Historic Park*
- The Moscone Convention Center
- Airports: Three international airports
- Financial Center – Significant amount of multinational corporations in San Francisco
- High Technology – Silicon Valley
- Biotechnology – World leader in biotech investment
- San Francisco has varied environmental demand generators leading to a diverse tourism base:
  - *Pacific Ocean* - *Mountains*
  - *San Francisco Bay* - *National Parks*
  - *Napa Valley*



San Francisco – Nob Hill / Fisherman's Wharf Sub-Market Operating Performance
ADR ($)
RevPAR ($)
Occupancy (%)
2000-2010 ADR CAGR: (0.9%)
2000-2010 RevPAR CAGR: (1.2%)
$170
$150
$130
$110
$90
$70
85%
80%
75%
70%
65%
60%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

Competitive Set:

Hotels	Map Marker	Rooms	Year Opened
Argonaut Hotel	★	*252*	*2003*
Holiday Inn San Francisco Fisherman's Wharf	1	525	1970
Sheraton Hotel Fisherman's Wharf	2	531	1975
Hyatt at Fisherman's Wharf	3	313	1990
Marriott San Francisco Fisherman's Wharf	4	285	1984
Hilton San Francisco Fisherman's Wharf	5	234	1980
Best Western Tuscan Inn at Fisherman's Wharf	6	221	1990
Total (excluding Argonaut Hotel)		2,109	



Pier 45
Pier 41
Jefferson St
Beach St
Bay St
Columbus Ave
1
2
3
4
5
6

Investment Highlights:

Strengths

- Attractive Fisherman's Wharf location
- ADR and RevPAR market leader
- Irreplaceable asset and historic registered landmark
- Excellent physical condition
- A+ location in truly world class city
- Extremely high barriers-to-entry-market
- International gateway market

Opportunities

- Soft-goods renovation
- No new hotel supply under construction
- Improved cash flow through asset management
- Proximity to growth from Asia
- Renovation and expansion of the Moscone Convention Center
- America's Cup in 2013